Exhibit 10.69

Execution Copy

MASTER SEPARATION AGREEMENT

Dated as of August 1, 2005

by and among

CONSOL ENERGY INC.

And certain of the CEI Subsidiaries

AND

CNX GAS CORPORATION

And certain of the GasCo Subsidiaries

Execution Copy

TABLE OF CONTENTS

1.	DEFINITIONS		2

2.	CONTRIBUTION AND ASSUMPTION		9
	2.1	Contribution of Gas Operations Assets	9
	2.2	Assumption of Liabilities	10
	2.3	Effective Date; Deliveries	10
	2.4	No Representations or Warranties	10
	2.5	Transfers Not Effected On the Effective Date	11

3.	PRIVATE PLACEMENT		12
	3.1	Proceeds of the Private Placement	12
	3.2	Conditions Precedent to Consummation of the Private Placement	12

4.	FINANCIAL AND OTHER COVENANTS		13
	4.1	Financial Information	13
	4.2	Other Covenants	17
	4.3	Options	18
	4.4	Distribution	19
	4.5	Issuance of Additional Equity	20

5.	ACCESS TO INFORMATION		20
	5.1	Restrictions on Disclosure of Information	20
	5.2	Legally Required Disclosure of Information	21
	5.3	Access to Information	21
	5.4	Record Retention	22
	5.5	Production of Witnesses	22
	5.6	Reimbursement	22
	5.7	Other Agreements Regarding Access to Information	22
	5.8	Acquisition of GasCo by another Person	22

6.	ADDITIONAL COVENANTS AND OTHER MATTERS		23
	6.1	Further Assurances	23
	6.2	Performance	23
	6.3	Existing Litigation Matters	23
	6.4	Employee Matters	24
	6.5	Export Control Compliance	24
	6.6	Conduct of Gas Operations between the Date Hereof and the Effective Date	24
	6.7	Conduct of Gas Operations Post Effective Date	25

7.	INDEMNIFICATION		25
	7.1	Indemnification by GasCo and Affiliates	25

	7.2	Indemnification by CONSOL Energy	26
	7.3	Claim Procedure	26
	7.4	Survival; Limitations	28

8.	MISCELLANEOUS		29
	8.1	Bulk Transfer Laws	29
	8.2	Incorporation of Miscellaneous Terms	29
	8.3	Termination	29

Master Separation Agreement

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of August 1, 2005, by and among (a) CONSOL Energy Inc., a Delaware corporation (“CEI”) and each subsidiary of CEI which is or becomes a party to this Agreement other than CNX and its subsidiaries (CEI, together with its subsidiaries which are or become parties to this Agreement other than CNX and its subsidiaries are collectively referred to as “CONSOL Energy”), and (b) CNX Gas Corporation, a Delaware corporation (“CNX”) and each subsidiary of CNX which is or becomes a party to this Agreement (CNX together with its subsidiaries are collectively referred to as “GasCo”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.

Recitals

A. CONSOL Energy has determined that it would be appropriate, desirable and in the best interests of CONSOL Energy and CONSOL Energy’s stockholders to separate the Gas Operations from CONSOL Energy;

B. In connection with the separation of the Gas Operations from CONSOL Energy, CONSOL Energy desires to contribute or otherwise transfer certain assets and Liabilities associated with the Gas Operations, including the stock or other equity interests of CONSOL Energy’s Subsidiaries dedicated to the Gas Operations set forth on Schedule 1 hereto, to GasCo (collectively, the “Contribution”);

C. CNX intends to offer and sell for its own account a limited number of shares of GasCo Common Stock pursuant to a private placement (the “Private Placement”) of such shares;

D. In connection with the Contribution and in exchange for the Gas Operations contributed by CONSOL Energy directly to GasCo, CNX intends to (i) declare a dividend to CONSOL Energy of the Private Placement proceeds, and (ii) assume the Gas Operations Liabilities;

E. CONSOL Energy wishes to retain the option of, after the Private Placement, distributing to holders of shares of CONSOL Energy common stock the outstanding shares of GasCo Common Stock then owned by CONSOL Energy in a manner in which no gain or loss will be recognized by CONSOL Energy (the “Distribution”);

F. CONSOL Energy and GasCo intend that the contribution of assets by CONSOL Energy to GasCo pursuant to Section 2.1 of this Agreement, will qualify as a transfer to a controlled corporation for U.S. federal income tax purposes pursuant to which no gain or loss will be recognized by CONSOL Energy under Section 351 and related provisions of the Code, except to the extent provided in Sections 351(b) and 357 of the Code; and

G. The parties intend in this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Contribution and the Private Placement:

Master Separation Agreement

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained and intending to be legally bound, the parties hereby agree as follows:

1. Definitions

The following terms, as used in this Agreement, have the following meanings:

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means each of the Contribution Agreements, the Services Agreement, the Master Cooperation and Safety Agreement, the Registration Rights Agreement, the Tax Sharing Agreement, the Intercompany Loan Agreement, and the Master Lease, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.

“Annual Financial Statements” has the meaning set forth in Section 4.1(a)(v) of this Agreement.

“Bad Act” has the meaning set forth in Section 2.2 of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Claimed Amount” has the meaning set forth in Section 7.3(a) of this Agreement.

“Claim Notice” has the meaning set forth in Section 7.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“CONSOL Energy” has the meaning set forth in the preamble to this Agreement.

“CONSOL Energy Allocated Unknown Liabilities” means the amount, if any, of aggregate Unknown Liabilities which both (i) exceed $10 million but are less than or equal to $50 million and (ii) and are asserted in writing by third parties against GasCo and/or CONSOL Energy on or after the Effective Date but prior to the fifth anniversary of the Effective Date (the intent of this definition and the definition of GasCo Allocated Unknown Liabilities is to result in GasCo being responsible for the first $10 million of aggregate Unknown Liabilities asserted in writing during the period described in clause (ii), CONSOL Energy is responsible for the next $40 million of aggregate Unknown Liabilities asserted in writing during the period described in clause (ii), and GasCo is responsible for any excess of aggregate Unknown Liabilities asserted in writing during the period described in clause (ii) over $50 million as well as for any and all Unknown Liabilities asserted following the period described in clause (ii)).

Master Separation Agreement

“CONSOL Energy Annual Statements” has the meaning set forth in Section 4.1(b)(iii) of this Agreement.

“CONSOL Energy Business” means the businesses or operations of CONSOL Energy other than the Gas Operations.

“CONSOL Energy Common Stock” means the common stock, par value $.01 per share, of CEI.

“CONSOL Energy Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 1, 2005, by and among CONSOL Energy Inc., the Guarantors (as defined therein), the Lenders (as defined therein), PNC Bank, National Association and Citicorp North America, Inc., as Co-Administrative Agents, The Bank of Nova Scotia - New York Agency, Fleet National Bank and Union Bank of California, N.A., as Co-Syndication Agents, and PNC Capital Markets, Inc. and Citigroup Global Markets Inc. as Joint Lead Arrangers, as the same may be amended or replaced from time to time.

“CONSOL Energy Disclosure Portions” means all material set forth in, or incorporated by reference into, the Offering Memorandum to the extent relating exclusively to (i) CONSOL Energy or (ii) the CONSOL Energy Business, to the extent supplied to GasCo for inclusion in such documents by representatives of CONSOL Energy.

“CONSOL Energy Indemnified Parties” has the meaning set forth in Section 7.1 of this Agreement.

“CONSOL Energy Liabilities” means the Liabilities of CONSOL Energy other than the Gas Operations Liabilities.

“CONSOL Energy Public Filings” has the meaning set forth in Section 4.1(a)(viii) of this Agreement.

“CONSOL Energy Shared Contract” means any Contract to which CONSOL Energy is a party relating in part to the Gas Operations but not included in the Gas Operations Assets.

“CONSOL Energy’s Auditors” has the meaning set forth in Section 4.1(b)(iii) of this Agreement.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Agreements” means the agreements by which the Gas Operations Assets are transferred to GasCo, including, without limitation, this Agreement, entered into by and between CONSOL Energy, on the one hand, and GasCo, on the other hand, pursuant to which the Contribution will be effected.

Master Separation Agreement

“Controlling Party” has the meaning set forth in Section 7.3(d)(ii) of this Agreement.

“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

“Dispute” means any dispute or disagreement between CONSOL Energy and GasCo as to the interpretation of any provision of this Agreement or any other Ancillary Agreement executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder).

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Effective Date” means the time immediately prior to the initial Closing Time, as such term is defined in the Purchase Agreement for CNX’s sale of shares under the Purchase Agreement.

“Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

“Environmental Liabilities” means all Liabilities relating to, arising out of, or resulting from, any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Excluded Liabilities” means (i) Tax-related Liabilities which are specifically retained by CONSOL Energy under the Tax Sharing Agreement; (ii) employee-related Liabilities prior to the Effective Date except as reflected in the historical financial statements dated December 31, 2004 and March 31, 2005 of GasCo or of the same type as is reflected in such historical financial

Master Separation Agreement

statements and arising after March 31, 2005 in the ordinary course of business; and (iii) the CONSOL Energy Allocated Unknown Liabilities.

“Existing Litigation Matters” means the pending litigation matters set forth on Schedule 2.

“Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GasCo” has the meaning set forth in the preamble to this Agreement.

“GasCo Allocated Unknown Liabilities” means the initial $10 million of aggregate Unknown Liabilities plus any amount by which total Unknown Liabilities exceeds $50 million as well as any Unknown Liabilities that are asserted in writing by third parties against GasCo and/or CONSOL Energy on or after the fifth anniversary of the Effective Date.

“GasCo Capital Stock” means all classes or series of capital stock of CNX and all options, warrants and other rights to acquire such capital stock.

“GasCo Common Stock” means the common stock of CNX.

“GasCo Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of GasCo, as determined for purposes of its Financial Statements prepared in accordance with GAAP.

“GasCo Indemnified Parties” has the meaning set forth in Section 7.2 of this Agreement.

“GasCo Public Documents” has the meaning set forth in Section 4.1(a)(viii) of this Agreement.

“GasCo Shared Contract” means any Contract to which GasCo is a party relating in part to the CONSOL Energy Business.

“GasCo Transfer Agent” means the transfer agent and registrar for the GasCo Common Stock.

“GasCo Voting Stock” has the meaning set forth in Section 4.2 of this Agreement.

“GasCo’s Auditors” means the independent registered public accounting firm engaged by GasCo.

“Gas Operations” means (i) the gas related businesses and operations conducted by CONSOL Energy prior to the Effective Date related to the commercial exploration, development, gathering, production, and marketing and sale of oil and gas, including as described in the Offering Memorandum, and the businesses and operations conducted by GasCo

Master Separation Agreement

on and after the Effective Date, but excluding operations in connection with the assets set forth in Schedule 3, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Gas Operations (as described in the foregoing clause (i)) as then conducted.

“Gas Operations Assets” means:

(i)	all oil and gas mineral rights owned or leased by CONSOL Energy, together with all other assets, properties, Contracts and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of CONSOL Energy used exclusively or held for use exclusively in the Gas Operations, provided, however, that CONSOL Energy shall only grant and this definition shall only include surface access rights to the extent necessary to produce, capture and transport oil and gas, and CONSOL Energy shall retain ownership of all surface rights not used solely for the Gas Operations, and provided, further, however, that neither this Agreement nor any Contribution Agreement shall convey nor shall this definition include the oil and gas mineral rights owned or leased by CONSOL Energy and the other assets, properties, Contracts and rights which are the subject of the Master Lease, and provided, further, however, that neither this Agreement nor any Contribution Agreement shall convey nor shall this definition include any assets, properties, Contracts and rights listed on Schedule 3 attached hereto, and provided, further, however, that the credit and allowances describe in Section 22 of the Master Cooperation and Safety Agreement shall be excluded, and provided, further, however, that neither this Agreement nor any Contribution Agreement shall convey nor shall this definition include any Contract to the extent relating to the option or right of CONSOL Energy to purchase gas wells and related oil and gas mineral rights owned by third parties in connection with mine through and plugging; and

(ii)	any and all assets that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement as assets to be transferred to GasCo.

“Gas Operations Liabilities” means the following:

(i)	any and all Liabilities to the extent arising out of or relating to the Gas Operations or the Gas Operations Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date, provided, however, that GasCo shall not assume and this definition shall not include Excluded Liabilities;

(ii)	any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in a Contribution Agreement or any other Ancillary Agreement as Liabilities to be assumed by GasCo;

Master Separation Agreement

(iii)	all obligations of GasCo under or pursuant to this Agreement, any other Ancillary Agreement or any other instrument entered into in connection herewith or therewith;

(iv)	all litigation and claims relating to the Gas Operations or the Gas Operations Assets including the Existing Litigation Matters, the Levisa Coal Company royalty payments, royalty claims by persons who are parties to the same type of agreement as the Levisa Coal Company which resulted in royalty payments being made to Levisa Coal Company, and the Commonwealth of Virginia severance tax audit;

(v)	any employee-related Liabilities, including pension, retiree medical and retiree and active life insurance Liabilities, related to the service of GasCo employees on or after the Effective Date;

(vi)	any items listed on the historical financial statements of GasCo, dated December 31, 2004 and March 31, 2005, as liabilities or obligations thereof or of the same type as is reflected in such historical financial statements and arising after March 31, 2005 in the ordinary course of business ; and

(vii)	the other pension employee liability associated with GasCo employees who are currently covered and accruing benefits under CONSOL Energy’s retiree medical and retiree life insurance plan(s).

“Indemnified Party” has the meaning set forth in Section 7.3(a) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.3(a) of this Agreement.

“Information” means nonpublic, confidential and proprietary information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intended Transferee” has the meaning set forth in Section 2.5(b) of this Agreement.

“Intended Transferor” has the meaning set forth in Section 2.5(b) of this Agreement.

“Intercompany Loan Agreement” means that certain Intercompany Revolving Credit Agreement to be entered into between CEI and CNX, as the same may be amended from time to time.

“Inter-Group Indebtedness” means indebtedness, if any, for advances or borrowed funds between CONSOL Energy and GasCo as reflected on the books and records of CONSOL Energy.

Master Separation Agreement

“IRS” means the United States Internal Revenue Service.

“Liabilities” means debts, liabilities (including Environmental Liabilities), guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract or tort based on negligence or strict liability or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Master Lease” means that certain Master Lease attached hereto as Exhibit A.

“Non-controlling Party” has the meaning set forth in Section 7.3(d)(ii) of this Agreement.

“Offering Memorandum” means the final offering memorandum used in connection with the Private Placement.

“Ordinary Course of Business” means the ordinary course of the Gas Operations as conducted by CONSOL Energy prior to the Effective Date consistent with historical custom and practice during normal day-to-day operations and not requiring any special authorization of any nature.

“Owning Party” has the meaning set forth in Section 5.2 of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

“Placement Agent” means Friedman, Billings, Ramsey & Co., Inc.

“Possessor” has the meaning set forth in Section 5.3 of this Agreement.

“Private Placement” has the meaning set for in the recitals to this Agreement.

“Purchase Agreement” means the Purchase/Placement Agreement between CONSOL Energy, GasCo and the Placement Agent relating to the Private Placement, as amended from time to time.

“Quarterly Financial Statements” has the meaning set forth in Section 4.1(a) of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between CONSOL Energy, GasCo and the Placement Agent, as such Registration Rights Agreement may be amended from time to time.

Master Separation Agreement

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act as amended from time to time and any successor provision thereto promulgated by the SEC.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act as amended from time to time and any successor provision thereto promulgated by the SEC.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, independent contractors, suppliers or vendors, consultants, advisors, accountants or attorneys.

“Requestor” has the meaning set forth in Section 5.3 of this Agreement.

“Retention Period” has the meaning set forth in Section 5.4 of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement entered into by and between CONSOL Energy and GasCo effective as of the Effective Date, pursuant to which CONSOL Energy will provide certain transition services to GasCo, as such Services Agreement may be amended from time to time.

“Tax” and “Taxes” have the meanings set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement entered into by and between CONSOL Energy and GasCo effective as of the Effective Date, as such Tax Sharing Agreement may be amended from time to time.

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.

“Third-Party Claim” has the meaning set forth in Section 7.3(d)(i) of this Agreement.

“Unknown Liabilities” means the aggregate of all Liabilities to third parties arising out of or related to Gas Operations that (i) existed prior to or on the Effective Date and (ii) were not known on the Effective Date to exist by either the chief financial officer or general counsel of CONSOL Energy.

2. Contribution and Assumption

2.1 Contribution of Gas Operations Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, effective as of the Effective Date, CONSOL Energy will assign, transfer and convey to GasCo and GasCo will receive and accept from CONSOL Energy the Gas Operations Assets. Such assignments, transfers and conveyances will be

Master Separation Agreement

effective as of the Effective Date or at such times as provided in each respective Ancillary Agreement and will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement. CONSOL Energy represents and warrants to GasCo that the Gas Operations Assets together with the assets to be leased under the Master Lease are sufficient to conduct the Gas Operations as conducted by CONSOL Energy prior to the Effective Date.

2.2 Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on the Effective Date, GasCo will assume, and on a timely basis pay, perform, satisfy and discharge the Gas Operations Liabilities in accordance with their respective terms. GasCo will be responsible for all Gas Operations Liabilities, regardless of (a) when or where such Liabilities arose or arise, (b) whether the facts on which they are based occurred on, prior to or subsequent to the Effective Date, (c) where or against whom such Liabilities are asserted or determined, (d) whether asserted or determined on, prior to or subsequent to the Effective Date, or (e) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud, misrepresentation or otherwise (each, a “Bad Act”) by CONSOL Energy, GasCo or any of their respective past or present Representatives; provided, however, that this clause 2.2(e) will not limit GasCo’s right to make a claim against CONSOL Energy for Damages suffered by it to the extent that such Damages are a direct result of a Bad Act committed by CONSOL Energy subsequent to the Effective Date; provided further, however, that GasCo’s right to make such a claim may otherwise be limited in any Ancillary Agreement. Such assumptions of Gas Operations Liabilities will be subject to the terms and conditions of this Agreement and any applicable Ancillary Agreement.

2.3 Effective Date; Deliveries. In furtherance of the assignment, transfer and conveyance of the Gas Operations Assets and the assumption of the Gas Operations Liabilities as set forth in this Agreement and the Ancillary Agreements, unless otherwise provided in this Agreement or in any Ancillary Agreement, on the date hereof (to the extent not previously executed and delivered), the parties will execute and deliver, and they will cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (a) each of the other Ancillary Agreements; (b) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the transfer, conveyance and assignment to GasCo of all of CONSOL Energy’s right, title and interest in and to the Gas Operations Assets; and (c) such assumptions of Contracts, indemnities and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of the Gas Operations Liabilities by GasCo and indemnification of CONSOL Energy by GasCo. The parties will execute and deliver the Master Lease on the date hereof.

2.4 No Representations or Warranties. GasCo acknowledges and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or any other instrument or agreement between the parties entered into in connection with the Contribution, (a) CONSOL Energy is not making any representations or warranties in this Agreement or any Ancillary Agreement, express or implied, as to the condition, quality, merchantability or fitness of any Gas Operations Asset transferred pursuant to this Agreement, any Ancillary Agreement or any other agreement contemplated hereby or thereby, (b) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN CERTAIN DEEDS TO BE EXECUTED IN GASCO’S FAVOR, ALL SUCH GAS OPERATIONS ASSETS WILL BE TRANSFERRED ON AN “AS IS,”

Master Separation Agreement

“WHERE IS” BASIS (AND IN THE CASE OF ANY REAL PROPERTY OR INTEREST THEREIN TO THE EXTENT DEEMED APPROPRIATE BY CONSOL ENERGY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE), and (c) GasCo will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in them good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever.

2.5 Transfers Not Effected On the Effective Date.

(a) The parties acknowledge and agree that some of the assignments, transfers or conveyances contemplated by this Article 2 may not be effected on or before the Effective Date due to the inability of the parties to obtain necessary consents or approvals or the inability of the parties to take certain other actions necessary to effect such assignments, transfers or conveyances by the Effective Date. To the extent any assignments, transfers or conveyances contemplated by this Article 2 have not been fully effected on or before the Effective Date, CONSOL Energy and GasCo will cooperate and use commercially reasonable efforts to obtain any necessary consents or approvals or take any other actions necessary to effect such assignments, transfers or conveyances as promptly as practicable following the Effective Date; provided, however, that subsequent to the Effective Date any such actions shall be at GasCo’s expense.

(b) Nothing in this Agreement will be deemed to require the transfer, assignment or conveyance of any Contract or other asset by CONSOL Energy (an “Intended Transferor”) to GasCo which is otherwise intended to be transferred to GasCo (an “Intended Transferee”) to the extent that such transfer, assignment or conveyance, to the extent that any necessary approval or consent therefor had not been obtained, would constitute a material breach of such Contract or cause forfeiture or loss of such asset; provided, however, that even if such Contract or other asset cannot be so transferred, assigned or conveyed, such Contract or other asset will be deemed a Gas Operations Asset solely for purposes of determining whether any Liability is a Gas Operations Liability.

(c) If an attempted transfer, conveyance or assignment would be ineffective or would impair an Intended Transferee’s rights, title and interest under or to any such Gas Operations Asset so that the Intended Transferee would not receive all such rights, title and interest then the parties will use commercially reasonable efforts to provide to, or cause to be provided to, the Intended Transferee, to the extent permitted by law, the rights of any such Gas Operations Asset and take such other actions as may reasonably be requested by the other party in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Gas Operations Asset had been transferred as contemplated hereby. In connection therewith, (i) the Intended Transferor will promptly pass along to the Intended Transferee when received all benefits derived by the Intended Transferor with respect to any such Gas Operations Asset, and (ii) the Intended Transferee will pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s obligations with respect to any such Gas Operations Asset in a timely manner and in accordance with the terms thereof. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer, assignment or conveyance of the applicable Gas Operations Asset will be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

Master Separation Agreement

2.6 Shared Contracts. The parties agree as follows:

(a) At the written request of GasCo, CONSOL Energy will, to the extent permitted by the applicable CONSOL Energy Shared Contract and applicable law, make available to GasCo the benefits and rights under the CONSOL Energy Shared Contracts (except where the benefits or rights under such CONSOL Energy Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by CONSOL Energy under each CONSOL Energy Shared Contract for which such request is made by GasCo, to the extent such benefits relate to the Gas Operations; provided, however, that GasCo will assume and discharge (or promptly reimburse CONSOL Energy for) the obligations and liabilities under the relevant CONSOL Energy Shared Contracts associated with the benefits and rights so made available to GasCo.

(b) At the written request of CONSOL Energy, GasCo will, to the extent permitted by the applicable GasCo Shared Contract and applicable law, make available to CONSOL Energy the benefits and rights under the GasCo Shared Contracts (except where the benefits or rights under such GasCo Shared Contracts are specifically provided pursuant to an Ancillary Agreement) which are substantially equivalent to the benefits and rights enjoyed by GasCo under each GasCo Shared Contract for which such request is made by CONSOL Energy, to the extent such benefits relate to the CONSOL Energy Business; provided, however, that CONSOL Energy will assume and discharge (or promptly reimburse GasCo for) the obligations and liabilities under the relevant GasCo Shared Contracts associated with the benefits and rights so made available to CONSOL Energy.

The parties’ rights and obligations pursuant to this Section 2.6 will terminate with respect to any particular CONSOL Energy Shared Contract or GasCo Shared Contract at such time that the arrangement pursuant to this Section 2.6 is no longer permitted thereunder.

3. Private Placement

3.1 Proceeds of the Private Placement. The Private Placement will be a primary offering of GasCo Common Stock, and the net proceeds of the Private Placement will be used to fund a special dividend to CONSOL Energy.

3.2 Conditions Precedent to Consummation of the Private Placement. The obligations of the parties to consummate the Private Placement will be subject to such conditions as CEI will determine in its sole and absolute discretion, which conditions will be for the sole benefit of CEI, may be waived by CEI in its sole and absolute discretion, and any determination by CEI regarding the satisfaction or waiver of any of such conditions will be conclusive. Such conditions will include, without limitation, the following:

(a) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referred to in the Purchase Agreement will have been taken and, where applicable, have become effective or been accepted;

(b) CNX will have entered into the Purchase Agreement and all conditions to the obligations of CNX and the Placement Agent thereunder will have been satisfied or waived;

Master Separation Agreement

(c) CEI will be satisfied in its sole and absolute discretion that (i) it will possess Tax Control of GasCo immediately following the consummation of the Private Placement, (ii) all other matters regarding the tax-free nature of the contribution, to the extent applicable as of the time the Private Placement is consummated, be satisfied or, in CEI’s sole and absolute discretion, can be anticipated to be satisfied;

(d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Private Placement or any of the other transactions contemplated by this Agreement or any Ancillary Agreement will be in effect;

(e) CEI will have determined that the terms of the Private Placement, including the timing and pricing thereof, and other material matters in connection therewith, are acceptable to CEI; and

(f) This Agreement will not have been terminated.

4. Financial and Other Covenants

4.1 Financial and Other Information.

(a) Financial Information. CNX agrees that, for so long as CEI is required to consolidate the results of operations and financial position of CNX (as determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements):

(i) General Obligation. CNX and CEI will use all commercially reasonable efforts to cooperate and actively consult with the other party in order for CNX to provide its financial information to CEI in a timely manner as it reasonably requests.

(ii) Disclosure of Financial Controls. CNX will maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; CNX will cause each of its principal executive and principal financial officers to sign and deliver certifications to CNX’s periodic reports and will include the certifications in CNX’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; CNX will cause its management to evaluate CNX’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; CNX will disclose in its periodic reports filed with the SEC information concerning CNX management’s responsibilities for and evaluation of CNX’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of CNX’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, CNX will maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of GasCo are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of GasCo are authorized at the

Master Separation Agreement

appropriate level within GasCo, and (D) unauthorized use or disposition of the assets of GasCo that could have material effect on the Financial Statements is prevented or detected in a timely manner.

(iii) Fiscal Year. CNX will maintain a fiscal year that commences and ends on the same calendar days as CEI’s fiscal year commences and ends, and will maintain monthly accounting periods that commence and end on the same calendar days as CEI’s monthly accounting periods commence and end.

(iv) Quarterly Financial Statements. Upon CNX’s becoming subject to the reporting requirements under the Exchange Act, CNX will file each of its Form 10-Qs in accordance with all applicable SEC rules no later than the date on which CEI files its Form 10-Q for that fiscal quarter. Prior to the date on which CNX becomes subject to the reporting requirements of the Exchange Act and if CNX is required to deliver financial statements and/or a discussion and analysis by management of CNX’s financial condition and results of operations for such fiscal period to its stockholders, CNX will send to CEI the equivalent of financial statements and/or a discussion and analysis by management of CNX’s financial condition and results of operations for such fiscal period as would be required in a Form 10-Q no later than the date on which CEI files its Form 10-Q for that fiscal quarter. The Form 10-Qs or equivalent information is referred to in this Agreement as the “Quarterly Financial Statements.”

(v) Annual Financial Statements. Upon CNX’s becoming subject to the reporting requirements under the Exchange Act, CNX will file an annual report on Form 10-K in accordance with all applicable SEC rules no later than the date on which CEI files its Form 10-K for that fiscal year. Prior to the date on which CNX becomes subject to the reporting requirements of the Exchange Act and if CNX is required to deliver financial statements and/or a discussion and analysis by management of CNX’s financial condition and results of operations for such fiscal year to its stockholders, CNX will send to CEI the equivalent of the financial statements and/or a discussion and analysis by management of CNX’s financial condition and results of operations for such fiscal year as would be required in a Form 10- no later than the date on which CEI files its Form 10-K for that fiscal year. The Form 10-K or equivalent information is referred to in this Agreement as the “Annual Financial Statements.”

(vi) Affiliate Financial Statements. CNX will deliver to CEI all Quarterly and Annual Financial Statements of each affiliate of CNX which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of CNX required to be delivered to CEI pursuant to this Section 4.1.

(vii) Conformance with CEI Financial Presentation. All information filed with the SEC by CNX will be consistent in terms of substance, format and detail as that filed by CEI and otherwise consistent with CEI’s policies with respect to the application of the rules and regulations of the SEC, including Regulations S-X and GAAP and practices in effect from time to time, with such changes therein as may be requested by CEI from time to time consistent with changes in such accounting principles and practices, provided that such substance, format and detail are consistent with Regulation S-X and GAAP and approved by the audit committee of CNX.

Master Separation Agreement

(viii) CNX Reports Generally. CNX will deliver to CEI as soon as practicable drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by CNX to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by CNX with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “GasCo Public Documents”); to the extent practicable CEI and CNX financial Representatives will actively consult with each other regarding these drafts prior to any anticipated filing with the SEC by CNX, with particular focus on any changes which could have an effect upon CEI’s financial statements, notes thereto or other regular, periodic and other reports or disclosures that CEI may be required to make under the Exchange Act or pursuant to the listed company manual (or similar requirements) of the New York Stock Exchange (collectively, the “CONSOL Energy Public Filings”).

(ix) Budgets and Financial Projections. CNX will, in accordance with the CEI planning calendar, deliver to CEI copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise as required by CEI) relating to CNX and its affiliates on a consolidated basis, and will provide CEI and its Representatives an opportunity to meet, on one or more occasions, with management of GasCo to discuss such budgets and projections.

(x) Other Information. GasCo will promptly deliver to CEI such other information and data with respect to GasCo and its affiliates and their respective business, properties, financial positions, results of operations and prospects as from time to time may be requested by CEI.

(xi) Press Releases and Similar Information. CNX and CEI will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to GasCo and to comment thereon. CNX will make reasonable efforts to issue its annual and quarterly earnings releases at the same time as CEI’s releases.

(b) Auditors and Audits; Annual Statements and Accounting. CNX agrees that, for so long as CEI is required to consolidate CNX’s results of operations and financial position (in accordance with GAAP):

(i) Selection of CNX Auditors. CNX and CEI will use all commercially reasonable efforts to cooperate and actively consult with the other party regarding the selection of independent registered public accounting firms.

(ii) Accounting Changes Requested by CEI. CNX will make any changes in its accounting estimates or accounting principles that are requested by CEI in order for CNX’s accounting practices and principles to be consistent with those of CEI, provided that such substance, format and detail are consistent with Regulation S-X and GAAP and approved by the audit committee of CNX.

Master Separation Agreement

(iii) Audit Timing. CNX will use its commercially reasonable efforts to enable GasCo’s Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that CEI’s independent certified public accountants (“CONSOL Energy’s Auditors”) date their opinion on CEI’s audited annual financial statements (the “CONSOL Energy Annual Statements”), and to enable CEI to meet its timetable for the printing, filing and public dissemination of the CONSOL Energy Annual Statements, all in accordance with Section 4.1(a) hereof and as required by applicable law.

(iv) Information Needed by CEI. CNX will provide to CEI all information that CEI requires to meet its schedule for the preparation, printing, filing, and public dissemination of the CONSOL Energy Annual Statements and as required by applicable law. Without limiting the generality of the foregoing, CNX will provide all required financial information to GasCo’s Auditors in a sufficient and reasonable time and in sufficient detail to permit GasCo’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to CONSOL Energy’s Auditors with respect to information to be included or contained in the CONSOL Energy Annual Statements.

(v) Access to CNX Auditors. CNX will authorize GasCo’s Auditors to make available to CONSOL Energy’s Auditors both the personnel who performed, or are performing, the annual audit of CNX and work papers related to the annual audit of CNX, in all cases within a reasonable time prior to GasCo’s Auditors’ opinion date, so that CONSOL Energy’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of GasCo’s Auditors as it relates to CONSOL Energy’s Auditors’ report on CEI’s statements, all within sufficient time to enable CEI to meet its timetable for the printing, filing and public dissemination of the CONSOL Energy Annual Statements.

(vi) Access to Records. If CEI determines in good faith that there may be some inaccuracy in CNX’s financial statements or deficiency or weakness in CNX’s internal accounting controls or operations that could materially impact CEI’s financial statements or otherwise could be required to be reported in CONSOL Energy Public Filings or otherwise, at CEI’s request, GasCo will provide CEI’s internal auditors and other Representatives with access to GasCo’s books and records so that CEI may conduct audits or other examinations relating to the financial statements provided by CNX under this Agreement as well as to the internal accounting controls and operations of the CNX.

(vii) Notice of Changes. Subject to Section 4.1(a)(viii), CNX will give CEI as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, CNX’s accounting estimates or accounting principles or internal controls over financial reporting from those in effect on the Effective Date. CNX will consult with CEI and, if requested by CEI, CNX will consult with CONSOL Energy’s Auditors with respect thereto. Except as required by Regulation S-X or GAAP or the audit committee of CNX, CNX will not make any such determination or changes without CEI’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in CNX’s or CEI’s financial statements as filed with the SEC or otherwise publicly disclosed in CONSOL Energy Public Filings.

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(viii) Special Reports of Deficiencies or Violations. CNX will report in reasonable detail to CEI the following events or circumstances promptly after any executive officer of CNX or any member of the CNX’s Board of Directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CNX’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CNX’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing GasCo has formally made to any officers or directors of CNX pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

4.2 Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, GasCo hereby covenants and agrees that, for so long as CONSOL Energy beneficially owns at least fifty percent (50%) of the total voting power of all classes of then outstanding capital stock of CNX entitled to vote generally in the election of directors (“GasCo Voting Stock”):

(a) GasCo will not, without the prior written consent of CONSOL Energy (which CONSOL Energy may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of CONSOL Energy to freely sell, transfer, assign, pledge or otherwise dispose of shares of GasCo Common Stock or which would restrict or limit the rights of any transferee of CONSOL Energy as a holder of GasCo Common Stock. Without limiting the generality of the foregoing, GasCo will not, without the prior written consent of CEI (which CEI may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, CONSOL Energy or of any transferee of CONSOL Energy as a CNX stockholder either (i) solely as a result of the amount of Common Stock owned by CONSOL Energy or any transferee of CONSOL Energy or (ii) in a manner not applicable to CNX stockholders generally.

(b) To the extent that CEI or any subsidiary of CEI is a party to any Contracts that provide that certain actions or inactions of CEI or any subsidiary of CEI may result in CEI or any subsidiary of CEI being in breach of or in default under such Contracts and CEI has advised CNX of the existence, and has furnished CNX with copies, of such Contracts (or the relevant portions thereof), GasCo will not take or fail to take, as applicable, and GasCo will not take or fail to take any actions that reasonably could result in CEI or any subsidiary of CEI being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time CEI or any subsidiary of CEI may in good faith (and not solely with the intention of imposing restrictions on GasCo pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of CEI or any subsidiary of CEI (including, for purposes of this Section 4.2(b), GasCo) may result in CONSOL Energy being in breach of or in default under such Contracts. In such event, provided CONSOL

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Energy has notified CNX of such additional Contracts or amendments to existing Contracts, GasCo will not thereafter take or fail to take, as applicable, any actions that reasonably could result in CEI or any subsidiary of CEI being in breach of or in default under any such additional Contracts or amendments to existing Contracts. CONSOL Energy acknowledges and agrees that GasCo will not be deemed in breach of this Section 4.2(b) to the extent that, prior to being notified by CEI of an additional Contract or an amendment to an existing Contract pursuant to this Section 4.2(b), GasCo already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 4.2(b) had such action(s) or inaction(s) occurred after such notification, provided that GasCo does not, after notification by CEI, take any further action or fail to take any action that contributes further to such breach or default. GasCo agrees that any Information provided to it pursuant to this Section 4.2(b) will constitute Information that is subject to GasCo’s obligations under Article 5.

4.3 Options.

(a) CNX shall grant to CONSOL Energy the option to purchase GasCo Common Stock at the following times and subject to the following conditions:

(i) CNX grants to CONSOL Energy, on the terms and conditions set forth herein, a continuing right (the “Tax Consolidation Option”) to purchase from CNX, at the times set forth herein, such number of shares of GasCo Common Stock as is necessary to allow CONSOL Energy to maintain the beneficial ownership of 80% of the issued and outstanding GasCo Capital Stock on a fully-diluted basis.

(ii) CNX hereby also grants to CONSOL Energy, on the terms and conditions set forth herein, a continuing right (the “Spin-Off Option” and, collectively with the Tax Consolidation Option, the “Options” or individually an “Option”) to purchase from CNX, such number of shares of GasCo Capital Stock as is necessary to allow CONSOL Energy to effect the Distribution. The Spin-Off Option shall be exercisable at any time prior to and in conjunction with the Distribution.

(iii) Each Option shall be assignable, in whole or in part and from time to time, by CONSOL Energy to any Affiliate of CONSOL Energy. The exercise price for the shares of GasCo Capital Stock purchased pursuant hereto shall be the Market Price (as defined below) of the GasCo Capital Stock as of the date of first delivery of notice of exercise of the Option by CONSOL Energy (or its permitted assignee hereunder) to GasCo as set forth in Section 4.3(b) hereof. For purposes of this Section 4.3, “Market Price” shall mean (i) the average of the last sales price of such shares on each of the five (5) trading days immediately preceding such date on the securities exchange or quotation system on which such stock is listed or (ii) if such shares are not traded on an exchange or quotation system such price as is determined by agreed upon procedures reasonably satisfactory to CNX and CEI.

(iv) CNX shall not be required to issue any shares of GasCo Capital Stock if such issuance would violate any law, rule or regulation to which CNX is subject.

(b) Notice. At least twenty (20) business days prior to the issuance of any shares of GasCo Capital Stock or the first date on which any event could occur that, in the

Master Separation Agreement

absence of a full or partial exercise of the Option, would result in a reduction of CONSOL Energy’s beneficial ownership in CNX below 80% of the issued and outstanding GasCo Capital Stock of CNX on a fully-diluted basis, CNX will notify CONSOL Energy in writing (the “Option Notice”) of any plans it has to issue such shares and the date on which such event could first occur. The Option Notice must specify the date on which CNX intends to issue additional shares of common stock or on which such event could first occur, the number of shares CNX intends to issue or may issue and the other terms and conditions of such issuance.

(c) Tax Consolidation Option Exercise and Option Payment. The Tax Consolidation Option may be exercised by CONSOL Energy for a number of shares equal to or less than the number of shares that are necessary for CONSOL Energy to maintain, in the aggregate, at least 80% of the issued and outstanding shares of common stock of CNX, on a fully-diluted basis. The Tax Consolidation Option may be exercised at any time after receipt of an applicable Option Notice and prior to the applicable date of issuance of such shares by the delivery to CNX of a written notice to such effect specifying: (i) the number of shares of common stock to be purchased by CONSOL Energy; and (ii) a calculation of the exercise price for such shares.

(d) Option Payment. Upon any such exercise of an Option, CNX will deliver to CONSOL Energy, against payment therefor, certificates issued in the name of CONSOL Energy representing the shares of GasCo Common Stock being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer to such account as shall be specified by CNX for the full purchase price for such shares.

(e) Effect of Failure to Exercise. Any failure by CONSOL Energy to exercise an Option, or any exercise for less than all of the shares purchasable under the Option, in connection with any particular issuance shall not affect CONSOL Energy’s right to exercise an Option in connection with any subsequent issuance or in connection with a Distribution.

(f) Termination of Tax Consolidation Option. The Tax Consolidation Option shall terminate upon the occurrence of the first issuance of GasCo Common Stock that results in the reduction of CONSOL Energy’s beneficial ownership of GasCo Common Stock below 80% on a fully-diluted basis, excluding any issuance by CNX in violation of this Agreement.

4.4 Distribution. CEI reserves its right to complete a Distribution following the consummation of the Private Placement. CEI will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, CEI may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. CNX will cooperate with CEI in all respects to accomplish the Distribution and will, at CEI’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the GasCo Capital Stock on an appropriate registration form or forms to be designated by CEI. CONSOL Energy will select any investment banker(s) and manager(s) in connection with the

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Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CEI, provided, however, that nothing in this Agreement will prohibit CNX from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

4.5 Issuance of Additional Equity. CNX will not, without the prior written consent of CONSOL Energy (which it may withhold in its sole and absolute discretion and without regard that it has and could exercise the options described in Section 4.3), issue any shares of GasCo Capital Stock or any rights, warrants or options to acquire GasCo Capital Stock (including, without limitation, securities convertible into or exchangeable for GasCo Capital Stock), if after giving effect to such issuances and considering all of the shares of GasCo Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), CONSOL Energy would own less than eighty (80%) of any class of GasCo Capital Stock.

5. Access To Information

5.1 Restrictions on Disclosure of Information.

(a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the parties relating to confidentiality, until and including the date which is three (3) years after the date on which CONSOL Energy first beneficially owns less than 50% of GasCo Voting Stock, each party and its Representatives will hold in strict confidence, with at least the same degree of care that applies to CONSOL Energy’s Information pursuant to policies in effect as of the Effective Date, all Information concerning the other party that is either in its possession as of the Effective Date or furnished by the other party or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party and its Representatives may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information. Each party and its Representatives will maintain policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 5.1. Notwithstanding the foregoing, CONSOL Energy shall be entitled to disclose any Information concerning GasCo to third parties in connection with any proposed transaction involving CONSOL Energy’s ownership interest in CNX, subject to agreement of such third parties to maintain the confidentiality of such Information.

(b) Disclosure of Third Person Information. GasCo acknowledges that it may have in its possession Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while part of CONSOL Energy. GasCo and its Representatives will hold in strict confidence the Information of third Persons to which GasCo has access, in accordance with the terms of any agreements entered into prior to the Effective Date between CONSOL Energy (whether acting through, on behalf of, or in connection with, the Gas Operations) and such third Persons.

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5.2 Legally Required Disclosure of Information. If either party or any of its Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold strict confidence pursuant to Section 5.1, such party will promptly notify the Person that owns the Information (the “Owning Party”) and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 5.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 5.2, the Disclosing Party will (a) disclose only that portion of the Information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.

5.3 Access to Information. Until and including the final day of the Retention Period (as defined in Section 5.4 below), each party and its Representatives will cooperate with and afford to the other party reasonable access, upon reasonable advance written request, to all Information (other than Information which is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law) owned by such party within such party’s or its Representative’s possession which is created prior to the date on which CONSOL Energy first beneficially owns less than 50% of GasCo Voting Stock and which relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any governmental authority, (ii) for use in any proceeding (except for a litigation matter between the parties or any of their respective party members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any Ancillary Agreement. As used in this Agreement, “access” will mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective party members or Representatives and make such Information reasonably available to the Requestor as more fully set forth below. The Possessor, at its own expense, will conduct a diligent search designed to identify all requested Information and will collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor will return to the

Master Separation Agreement

Possessor such Information when no longer needed by the Requestor. In connection with providing Information pursuant to this Section 5.3, each party hereto will, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective party members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

5.4 Record Retention. GasCo will adopt and comply with a record retention policy with respect to Information owned by it that is no less stringent than CONSOL Energy’s record retention policy in effect as of the Effective Date or as CONSOL Energy may modify such policy during the three (3) year period subsequent to the Effective Date, provided that CONSOL Energy notifies GasCo of any such modifications. Each party will, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other party has the right to access pursuant to Section 5.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any government agency, (b) any litigation matter, (c) applicable law, or (d) any Ancillary Agreement (as applicable, the “Retention Period”). If either party wishes to dispose of any Information which it is obligated to retain under this Section 5.4 prior to the expiration of the Retention Period, then that party will first provide forty-five (45) days’ prior written notice to the other party, and the other party will have the right, at its option and expense, upon prior written notice within such 45-day period, to take possession of such Information within ninety (90) days after the date of the notice provided pursuant to this Section 5.4. Written notice of intent to dispose of such Information will include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.

5.5 Production of Witnesses. For no less than seven (7) years after the date on which CONSOL Energy first beneficially owns less than 50% of GasCo Voting Stock, each party will use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to provide truthful information to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

5.6 Reimbursement. Unless otherwise provided in this Article 5, each party providing access to Information or witnesses to the other party pursuant to Sections 5.3, 5.4 or 5.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

5.7 Other Agreements Regarding Access to Information. The rights and obligations of the parties under this Article 5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any other Ancillary Agreement.

5.8 Acquisition of GasCo by another Person. In the event GasCo enters into an agreement with a third Person to sell all or any material portion of the Gas Operations not in the

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Ordinary Course of Business, together with the Information related thereto, whether pursuant to a stock or asset sale, merger or otherwise, CONSOL Energy will have the right to duplicate prior to any such disposition any Information held by GasCo that relates to either (a) the Gas Operations as conducted through the date of the disposition to such third Person to the extent, and only to the extent, that this Information relates to safety or development of CONSOL Energy’s mining operations or mining properties, or (b) the transactions contemplated by this Agreement to the extent, and only to the extent, that this Information relates to safety or development of CONSOL Energy’s mining operations or mining properties. GasCo covenants and agrees in connection with any such disposition (x) to provide CONSOL Energy not less than thirty (30) days’ written notice prior to the consummation of such disposition, and (y) not to disclose any Information of CONSOL Energy or relating to the CONSOL Energy Business to such third Person without CONSOL Energy’s express written consent which may be withheld in CONSOL Energy’s sole discretion. In addition, CONSOL Energy will have the right, in its sole discretion, to require GasCo to destroy or return to CONSOL Energy all or any portion of such Information prior to such disposition. GasCo covenants and agrees that it will not sell all or any portion of the Gas Operations to any third Person unless such third Person expressly agrees in writing to be bound by all of GasCo’s obligations under this Section 5.8.

6. Additional Covenants And Other Matters

6.1 Further Assurances. In addition to the Ancillary Agreements, the parties agree to execute, or cause to be executed by their appropriate Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the other Ancillary Agreements. At the request of GasCo (and after the Effective Date GasCo shall pay all expenses arising with respect to its request and CONSOL Energy’s compliance therewith), CONSOL Energy will execute and deliver to GasCo such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as GasCo may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to GasCo the Gas Operations Assets, (b) to put GasCo in actual possession and operating control thereof, and (c) to permit GasCo to exercise all rights with respect thereto. At the request of CONSOL Energy, GasCo will execute and deliver to CONSOL Energy all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as CONSOL Energy may reasonably deem necessary or desirable in order to ensure that GasCo fully and unconditionally assumes and discharges the Gas Operations Liabilities as contemplated under this Agreement, the Ancillary Agreements or any document in connection herewith or therewith, and relieve CONSOL Energy of any of the Liabilities with respect thereto and evidence the same to third Persons.

6.2 Performance. Each party further agrees that it will not to take any action or fail to take any action inconsistent with its obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

6.3 Existing Litigation Matters. GasCo agrees that the Existing Litigation Matters constitute pre-existing Third Party Claims, as that term is defined below in Section 7.3(d)(i), which were initiated prior to the Effective Date and for which proper notice has been given, and GasCo hereby expressly agrees to indemnify and assumes control of such Existing Litigation

Master Separation Agreement

Matters pursuant to Section 7.3(d)(i) as the Indemnifying Party. The parties further agree that the Existing Litigation Matters will remain and be treated as Third Party Claims to be indemnified by GasCo after the Effective Date.

6.4 Employee Matters.

(a) GasCo employees shall be offered the same benefit plans as CONSOL Energy employees providing that those benefits remain competitive with other employers in the gas industry. In the event that one or more benefits are identified as non-competitive, GasCo and CONSOL Energy will jointly select the new benefit package with preference given to packages that are similar in administrative structure to the CONSOL Energy package.

(b) Between the effective date of the Master Separation Agreement and December 31, 2005, GasCo will continue to be charged an accrual rate for benefits provided with adjustments in the rate throughout the remainder of the year as deemed necessary to meet charges incurred. Effective January 1, 2006, GasCo shall compensate CONSOL Energy for actual claims incurred, administrative fees and/or premiums charged up to an individual employee stoploss amount that will be mutually agreed upon and updated annually by the Parties for all health care benefits, ancillary benefits, defined contribution 401(k) plans, defined benefit pension plans and retiree benefits in addition to what is further defined below.

(c) New GasCo employees will be covered by a defined contribution retiree medical program and will not be eligible for retiree life insurance.

(d) CONSOL Energy will lock and freeze pension benefits and maintain the liability for those GasCo employees who are currently covered by the CONSOL Energy Retirement Plan (pension plan). GasCo will begin to accrue a liability for employees eligible for pension benefits as of the Effective Date.

(e) GasCo shall be responsible for any penalties and/or fines attributed directly to employees of GasCo resulting from the administration of the benefit plans for those individuals either before or after the Effective Date.

6.5 Export Control Compliance. GasCo agrees not to export, re-export or otherwise transfer any commodities or technology received from any member of CONSOL Energy in connection with the Contribution or otherwise, except in accordance with applicable export control regulations, including, without limitation, the applicable export control regulations of the United States.

6.6 Conduct of Gas Operations between the Date Hereof and the Effective Date From the date hereof through the Effective Date, GasCo will conduct its operations in the Ordinary Course of Business. Without limiting the generality of the foregoing, prior to the Effective Date, GasCo will not without the written consent of CEI, which consent may be withheld in CEI’s sole discretion, take any action outside the Ordinary Course of Business, including, without limitation: (a) the incurrence of any capital expenditures or any Liability not previously approved by CEI prior to the Effective Date; (b) the acquisition of any businesses or other assets, by means of merger, consolidation or otherwise; (c) any action that would result in the acceleration of payment of any account payable or delay in the creation or collection of any account receivable; or (d) any loans, advances or capital contributions to, or investments in, any other Person (other than members of GasCo).

Master Separation Agreement

6.7 Conduct of Gas Operations Post Effective Date. Subject to any additional restrictions in the Tax Sharing Agreement, during the period from the Effective Date through the date when CONSOL Energy first beneficially owns less than 50% of GasCo Voting Stock, GasCo covenants and agrees that GasCo will not, without CONSOL Energy’s prior written consent (which CONSOL Energy may withhold in its sole and absolute discretion): (a) acquire any businesses or other assets, by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $30 million for all such acquisitions, (b) dispose of assets held by GasCo, by sale or otherwise, with an aggregate value of more than $30 million for all such dispositions, or (c) acquire any equity or debt securities of any other Person, with an aggregate value of more than $30 million for all such acquisitions.

7. Indemnification

7.1 Indemnification by GasCo and Affiliates. Subject to the provisions hereof, including Section 7.4(f), GasCo will, and GasCo will cause any affiliate of GasCo that receives any Gas Operations Asset or assumes any Gas Operations Liability pursuant to the terms of this Agreement or any other Ancillary Agreement (and each of their respective successors and assigns) to indemnify, defend and hold harmless CONSOL Energy, each of its respective past and present Representatives, and each of its respective successors and assigns (collectively, the “CONSOL Energy Indemnified Parties”) from and against any and all Damages incurred or suffered by CONSOL Energy Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, on or following the Effective Date:

(a) The failure of GasCo or any other Person to pay, perform or otherwise properly discharge any of the Gas Operations Liabilities in accordance with their respective terms and including the GasCo Allocated Unknown Liabilities;

(b) Third-Party Claims arising from the Gas Operations (excluding any such Third-Party Claims which are Excluded Liabilities);

(c) Any breach by GasCo of this Agreement or the Purchase Agreement;

(d) Any Damages incurred under the Securities Act, the Exchange Act, or any other federal or state securities law or regulation resulting from or arising out of the Private Placement, Distribution, securities offering of GasCo Capital Stock required by or permitted under the Registration Rights Agreement or any other securities offering of GasCo Capital Stock, including, without limitation, any such Damages arising out of or based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, any registration statement or in any prospectus; or (ii) the omission or alleged omission to state in the Offering Memorandum, any registration statement or prospectus, a material fact required to be stated therein or necessary to make the statements made therein not misleading, other than with respect to the CONSOL Energy Disclosure Portions; and

(e) Any breach by GasCo of any other Ancillary Agreement (subject to any limitations on Damages or remedies set forth in such Ancillary Agreement).

Master Separation Agreement

7.2 Indemnification by CONSOL Energy. Subject to the provisions hereof, including Section 7.4(f), CONSOL Energy will, and CONSOL Energy will cause any affiliate of CONSOL Energy that receives any benefit in connection with this Agreement or any other Ancillary Agreement to indemnify, defend and hold harmless GasCo, each of its respective past and present Representatives, and each of its respective successors and assigns (collectively, the “GasCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the GasCo Indemnified Parties arising or resulting from the following:

(a) The failure of CONSOL Energy or any other Person to pay, perform or otherwise properly discharge any of the CONSOL Energy Liabilities in accordance with their respective terms;

(b) Third-Party Claims arising from the CONSOL Energy Business;

(c) Any breach by CONSOL Energy of this Agreement or of Section 4(II) of the Purchase Agreement other than the portions thereof in which CEI represents that the representations and warranties of CNX are true and correct and that the Preliminary Memorandum and the Final Memorandum do not contain any omission or misstatement of a material fact;

(d) Any breach by CONSOL Energy of any Ancillary Agreement (subject to any limitations on Damages or remedies set forth in such Ancillary Agreement);

(e) The Excluded Liabilities including the CONSOL Energy Allocated Unknown Liabilities; and

(f) Any misstatement or omission of a material fact contained in the CONSOL Energy Disclosure Portions.

7.3 Claim Procedure.

(a) Claim Notice. A party that seeks indemnity under this Article 7 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of the Claimed Amount.

(b) Response to Claim Notice. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the parties will resort to the dispute resolution procedures set forth in Schedule A.

Master Separation Agreement

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 7.3(a) hereof, the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Schedule A. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

(d) Third Party Claims.

(i) In the event that the Indemnified Party receives notice or otherwise learns of the assertion of any Damages by a Person who is not CONSOL Energy or GasCo (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 7, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages. Within a reasonable time after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense. The reasonable fees and expenses incurred in connection with such defense will be considered “Damages” for purposes of indemnification under this Agreement.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of indemnification under this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such

Master Separation Agreement

settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from any further Liabilities regarding the asserted claims or any further Liabilities resulting from such Third-Party Claim. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

7.4 Survival; Limitations.

(a) All covenants and agreements of the parties contained in this Agreement will survive each of the Contribution and the Private Placement. The rights and obligations of CONSOL Energy, GasCo and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer by any party of any assets or Liabilities.

(b) The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

(c) Notwithstanding anything to the contrary in this Article 7, in the event that GasCo is an Indemnifying Party, the initial presumption will be that there is no insurance coverage for any such Damages, and the Indemnifying Party will, upon request by CONSOL Energy, fully indemnify, defend and hold harmless the Indemnified Party from and against any and all such Damages. Once the Indemnifying Party has discharged this obligation to the Indemnified Party, the Indemnifying Party may request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party will pursue insurance coverage, including, if necessary, the filing of coverage litigation, all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The net proceeds of any insurance recovery (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party. At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 7.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the

Master Separation Agreement

Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage via litigation (if necessary) to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. Notwithstanding anything to the contrary in this Section 7.4(c), if the Indemnified Party in its sole discretion determines that it is necessary to do so, the Indemnified Party may pursue insurance coverage for the benefit of the Indemnifying Party before the Indemnifying Party has fully discharged its obligations to the Indemnified Party under this Agreement. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses.

(d) Any indemnification payment made under this Agreement will be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.

(e) Notwithstanding anything to the contrary in Section 7.1 or Section 7.2, indemnification with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement. To the extent indemnification is not provided in an Ancillary Agreement, the terms of this Agreement shall apply to and govern such Ancillary Agreement.

8. Miscellaneous

8.1 Bulk Transfer Laws. GasCo hereby waives compliance by CONSOL Energy with the provisions of any and all laws relating to bulk transfers in connection with the Contribution.

8.2 Incorporation of Miscellaneous Terms. The terms set forth on Schedule A attached hereto are incorporated by reference and shall apply to this Agreement and to each Ancillary Agreement (including each of the exhibits and schedules hereto and thereto) even if Schedule A is not attached to such Ancillary Agreement unless contrary provisions are explicitly contained therein, and excluding the Tax Sharing Agreement to which Schedule A shall not apply.

8.3 Termination. This Agreement may be terminated at any time prior to the Effective Date by and in the sole discretion of CONSOL Energy without the approval of GasCo in which case neither party will have any liability of any kind to the other party. This Agreement shall terminate on the date that CONSOL Energy no longer owns at least fifty percent (50%) of GasCo Voting Stock, except that Articles 5 of this Agreement (with the exception of Sections 5.5 and 5.8) shall survive for an additional period of three (3) years from the date of termination, and except that Article 1, sections 2.5, 2.6, 5.5, 5.8, 6.1, 6.2, and 6.3, Article 7 and Article 8 of this Agreement shall survive indefinitely.

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Master Separation Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

CONSOL ENERGY INC.

By:	/s/ William J. Lyons
Name:	William J. Lyons
Title:	Executive Vice President and Chief Financial Officer

CNX GAS CORPORATION

By:	/s/ Ronald E. Smith
Name:	Ronald E. Smith
Title:	Chief Operating Officer

Master Separation Agreement

JOINDER

Each of the undersigned subsidiaries of CONSOL Energy Inc., intending to be legally bound, hereby joins and agrees to be bound by and assumes all of the obligations under the terms of this Master Separation Agreement as though such subsidiary was for “CONSOL Energy Inc.”

CENTRAL OHIO COAL COMPANY

CONSOL OF CANADA INC.

CONSOL OF KENTUCKY INC.

CONSOL PENNSYLVANIA COAL COMPANY

CONSOLIDATION COAL COMPANY

EIGHTY-FOUR MINING COMPANY

ISLAND CREEK COAL COMPANY

KEYSTONE COAL MINING CORPORATION

LAUREL RUN MINING COMPANY

LEATHERWOOD, INC.

McELROY COAL COMPANY

QUARTO MINING COMPANY

ROCHESTER & PITTSBURGH COAL COMPANY

SOUTHERN OHIO COAL COMPANY

WINDSOR COAL COMPANY

WOLFPEN KNOB DEVELOPMENT COMPANY

Attest:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, Vice President of each Subsidiary listed above on behalf of each such Subsidiary

CHURCH STREET HOLDINGS, INC. CONSOL FINANCIAL INC. IC COAL, INC. NEW CENTURY HOLDINGS, INC.
Attest:

By:	/s/ Paige M. Greene	By:	/s/ William J. Lyons
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William J. Lyons, Vice President and Controller of each Subsidiary listed above on behalf of each such Subsidiary

Master Separation Agreement

CNX LAND RESOURCES INC. MTB INC. RESERVE COAL PROPERTIES COMPANY

ATTEST:

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		William D. Stanhagen, President of each Subsidiary listed above on behalf of each such Subsidiary

CNX MARINE TERMINALS INC. CONSOL DOCKS INC. TWIN TOWERS TOWING COMPANY

ATTEST:

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
	Paige M. Greene, Assistant Secretary of each Subsidiary listed above on behalf of each such Subsidiary		James J. McCaffrey, President of each Subsidiary listed above on behalf of each such Subsidiary

CONSOL SALES COMPANY

ATTEST:

By:	/s/ Paige M. Greene	By:	/s/ James J. McCaffrey
Name: Paige M. Greene Title: Assistant Secretary		Name: James J. McCaffrey Title: Vice President

TERRA FIRMA COMPANY

ATTEST:

By:	/s/ Mary D. Dalton	By:	/s/ James A. Russell
Name: Mary D. Dalton Title: Secretary		Name: James A. Russell Title: President

Master Separation Agreement

CONRHEIN COAL COMPANY

ATTEST:		By:	CONSOLIDATION COAL COMPANY, a general partner

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary	Name: Title:	William D. Stanhagen Vice President

CONSOL OF WV LLC

		By:	/s/ Robert M. Vukas
		Name: Title:	Robert M. Vukas Manager

Each of the undersigned subsidiaries of CNX Gas Corporation, intending to be legally bound, hereby joins and agrees to be bound by and assumes all of the obligations under the terms of this Master Separation Agreement as though such subsidiary was for “CNX Gas Corporation.”

CARDINAL STATES GATHERING COMPANY

ATTEST:		By:	CONSOLIDATION COAL COMPANY, a general partner

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary	Name: Title:	William D. Stanhagen Vice President

ATTEST:		CNX GAS COMPANY LLC

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary	Name: Title:	William D. Stanhagen Vice President

SCHEDULE A (Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall (i) have the meanings ascribed thereto in that certain Master Separation Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005, and (ii) if not defined in the Master Separation Agreement shall have the meanings ascribed thereto in that certain Master Cooperation and Safety Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A. Governing Law. The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B. Jurisdiction and Forum Selection. Except as it relates to any committee-based dispute resolution and the arbitration and/or mediation provisions set forth herein (or therein with regard to documents relating to this Agreement), the parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with this Agreement (the “Litigation”) or any documents relating hereto shall be brought in and only in the state or federal courts located in Allegheny County, Pennsylvania, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in Allegheny County, Pennsylvania, for the Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the Commonwealth of Pennsylvania by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C. Notices. Each party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to CONSOL Energy

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: General Counsel

Facsimile: (412) 831-4930

E-mail: JerryRichey@consolenergy.com

If to GasCo:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Chief Executive Officer

Facsimile: (412) 831-4412

E-mail: NickDeIuliis@cnxgas.com

D. Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of CEI and CNX, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, CEI may assign this Agreement in connection with (a) a merger transaction in which CEI is not the surviving entity or (b) the sale of all or substantially all of its assets.

E. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

F. Entire Agreement. This Agreement, together with the other Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. In the event of any reorganization, insolvency or bankruptcy proceeding (including any proceeding under 11 U.S.C. § 101, et. seq. or any successor thereto) of a party, such party may not assume (pursuant to 11 U.S.C. § 365 or any successor provision thereto) this Agreement unless such party also assumes all of the other Ancillary Agreements. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the other Ancillary Agreements, as applicable.

G. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H. Certain Expenses. CNX will be responsible for the payment of the discount and placement fee due to the initial purchaser in the Private Placement. CEI will be responsible for the one percent financial advisory fee due to the initial purchaser in the Private Placement and for all other expenses of the Private Placement. CEI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.

I. Amendment. The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

J. Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

K. Authority. Each of the parties represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the other Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the other Ancillary Agreements to which it is a party, and (d) this Agreement and each of the other Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

L. Construction of Agreement.

(a) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the Gas Operations, as such term is defined in the Master Separation Agreement, will be deemed to be the business of GasCo.

(b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) Language used in this Agreement is and shall be deemed language mutually chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of CONSOL Energy or GasCo) other than the parties signing this Agreement.

(e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

M. Joinder of Subsidiaries. Unless otherwise provided in this Agreement, to the extent it has any interest in any oil and/or gas mineral rights and to the extent not prohibited by any obligation binding at the time of formation or acquisition, each Subsidiary of CEI and CNX formed or acquired after the date of this Agreement shall promptly join in this Agreement (and all related documents, agreements and instruments as necessary or proper to effectuate the intent of this Agreement). In no event shall such joinder be later than 30 days following (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (ii) if such Subsidiary is an existing Person newly acquired, the date of the closing of the transaction constituting such acquisition.

N. Dispute Resolution. A bi-partisan committee (the “Committee”) is hereby established to resolve Disputes. In all circumstances, the Committee shall act in accordance with the purpose of this Agreement.

(a) Membership of the Committee.

The Committee shall be composed of eight (8) members. Four (4) shall be appointed by CEI and four (4) shall be appointed by CNX. Committee members need not be employees of CONSOL Energy or GasCo. While not required, it is recommended that Committee members should have expertise in the following areas: safety, land, engineering and law. CONSOL Energy as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CEI as its voting representative (the “CEI Rep”). GasCo as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CNX (provided that so long as CNX remains a Subsidiary of CEI, a majority of the independent members of CNX’s Board of Directors must have approved this designated Committee member) as its voting representative (the “CNX Rep”). Each of CEI and CNX may appoint alternate members, including one or more alternate CNX Reps in the case of CEI and one or more alternate CNX Reps in the case of CNX, who may act without notice to the other Parties when regular members are not available. Each of CEI and CNX shall have the right to change its members, including the CEI Rep and the GasCo Rep, or alternates at any time by notifying the other Parties in writing of such change. One of CEI’s members shall be the first chairman of the Committee for a period of two (2) years commencing on the date of this Agreement, after which the chairmanship shall alternate between CEI and CNX annually. All Disputes coming before the Committee shall be decided by a unanimous vote.

(b) Committee Authority.

The Committee shall have the authority to resolve any Dispute.

(c) Committee Meetings and Procedures

The Committee shall meet as needed to resolve Disputes. Either CEI or CNX may call a meeting of the Committee by giving not less than ten (10) days notice in writing to the other Party specifying the matters to be considered. Meetings shall be held in such locations as the CEI Rep and GasCo Rep shall agree. In the event that the CEI Rep and CNX Rep cannot agree on a meeting location, the location shall be at CEI’s principal executive offices. A written record of each meeting shall be prepared under the direction of the Committee chairman with copies distributed to each of CEI and CNX as soon as possible after the meeting.

(d) Actions Without a Meeting.

Any Dispute subject to Committee jurisdiction may be submitted in writing, or by telephone confirmed in writing, to the Committee for consideration and vote without holding a meeting. For any Dispute so submitted, each of the CEI Rep and the CNX Rep shall vote by giving written notice, or by telephone confirmed in writing, of its vote not later than ten (10) days after receipt of notice of such Dispute. Failure to respond shall be deemed a negative vote on such matter.

(e) Dispute Resolution.

Any Dispute must first be submitted to the Committee for resolution before any party may invoke mediation, arbitration or Litigation of the Dispute.

(f) Mediation

In the event that the Committee is unable to resolve a Dispute within 30 days of submission to it, CONSOL Energy and GasCo agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration as set forth below; provided, however, that any such Dispute shall be submitted to arbitration as set forth below if such Dispute is not settled within 60 days of the date on which the Dispute was first subject to mediation proceedings. Nothing in this section will prevent either CONSOL Energy or GasCo from commencing Litigation seeking injunctive or similar relief if any delay could result in irreparable injury to either CONSOL Energy or GasCo. In the event that such Litigation seeking injunction or similar relief is initiated (the “Litigation Action”), mediation as set forth in this section shall nevertheless proceed concurrently with the Litigation Action. The Litigation Action shall be limited to seeking preliminary relief. Any adjudication of the merits shall be pursuant to the arbitration clause of this section.

(g) Commencement of Dispute Resolution Procedure.

Notwithstanding anything to the contrary in this Agreement, CONSOL Energy and GasCo are the only parties entitled to commence a dispute resolution procedure under this Agreement.

(h) Arbitration.

Any Dispute not settled by the Committee or by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, CONSOL Energy and the GasCo shall each select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of their appointment; provided, however, that such third arbitrator shall (a) be independent of both parties and (b) have knowledge of mining operations and Gas production. All arbitrators shall be neutral arbitrators. If the two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Pittsburgh, PA. The award of the arbitrators shall be final and not subject to appeal.

O. Consequential Damages.

UNLESS EXPRESSLY AND EXPLICITLY PROVIDED TO THE CONTRARY BY SPECIFIC REFERENCE TO THIS SECTION BEING

INAPPLICABLE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, THE AMOUNT OF SUCH DAMAGES PAID BY THE INDEMNIFIED PARTY ON SUCH THIRD PARTY CLAIM WILL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 0.